Filed pursuant to Rule 433

Registration No. 333-206499

November 19, 2015

Final Term Sheet
EUR 1,500,000,000 0.625% Global Bonds due 2022

To be fungible and form a single issuance with KfW’s

EUR 2,000,000,000 0.625% Global Bonds due 2022

issued on June 23, 2015

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 1,500,000,000

Denomination:	EUR 1,000

Maturity:	July 4, 2022

Redemption Amount:	100%

Interest Rate:	0.625% per annum, payable annually in arrears

Date of Pricing:	November 19, 2015

Closing Date:	November 26, 2015

Interest Payment Dates:	July 4 in each year

First Interest Payment Date:	July 4, 2016 (for interest accrued from, and including, June 23, 2015 to, but excluding, July 4, 2016)

Accrued Interest:	In the aggregate amount of EUR 3,996,673.59 from, and including, June 23, 2015 to, but excluding, November 26, 2015 (for aggregate principal amount of EUR 1,500,000,000)

Interest Payable on First Interest Payment Date:	EUR 9,657,534.25 (for aggregate principal amount of EUR 1,500,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	102.685%, plus Accrued Interest

Underwriting Commissions:	None

Proceeds to Issuer:	102.685%, plus Accrued Interest

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A11QTG5

Ratings of Issuer:[1]	AAA by Standard & Poor’s, Aaa by Moody’s Investors Service and AAA by Fitch Ratings

Lead Managers:	BNP PARIBAS Commerzbank The Royal Bank of Scotland

Stabilization Manager:	Commerzbank Aktiengesellschaft

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746915008393/a2225793z424b3.htm. KfW’s base prospectus relating to the bonds is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746915008388/a2225819z424b3.htm. Alternatively, Commerzbank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-233-9164.

1  A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.